UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                               Aramark Corporation
                               -------------------
                                (Name of Issuer)

                 Class B Common Stock, Par Value $0.01 per share
                 -----------------------------------------------
                         (Title of Class of Securities)

                         Class B Common Stock: 038521100
                         -------------------------------
                                 (CUSIP Number)

                                 August 3, 2006
                                 --------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                    [_]  Rule 13d-1(b)
                    [x]  Rule 13d-1(c)
                    [_]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  038521100                 13G                      Page 2 of 12 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    HEYMAN INVESTMENT ASSOCIATES LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    CONNECTICUT
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY               6      SHARED VOTING POWER
          EACH
        REPORTING                              5,828,570
         PERSON         --------------------------------------------------------
          WITH                 7      SOLE DISPOSITIVE POWER

                                               0
                        --------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                               5,828,570
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    5,828,570
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES

                    [  ]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    4.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                    PN
--------------------------------------------------------------------------------

CUSIP NO.  038521100                 13G                      Page 3 of 12 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    HEYVESTCO LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    CONNECTICUT
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY               6      SHARED VOTING POWER
          EACH
        REPORTING                              1,080,930
         PERSON         --------------------------------------------------------
          WITH                 7      SOLE DISPOSITIVE POWER

                                               0
                        --------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                               1,080,930
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,080,930
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES

                    [_]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                    OO
--------------------------------------------------------------------------------

CUSIP NO.  038521100                 13G                      Page 4 of 12 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    HEYMAN JOINT VENTURE
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    CONNECTICUT
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY               6      SHARED VOTING POWER
          EACH
        REPORTING                              196,000
         PERSON         --------------------------------------------------------
          WITH                 7      SOLE DISPOSITIVE POWER

                                               0
                        --------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                               196,000


--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    196,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES

                    [_]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                    PN
--------------------------------------------------------------------------------

CUSIP NO.  038521100                 13G                      Page 5 of 12 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    WESTPORT HOLDINGS, LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    CONNECTICUT
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY               6      SHARED VOTING POWER
          EACH
        REPORTING                              80,000
         PERSON         --------------------------------------------------------
          WITH                 7      SOLE DISPOSITIVE POWER

                                               0
                        --------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                               80,000
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    80,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES

                    [_]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                    OO
--------------------------------------------------------------------------------

CUSIP NO.  038521100                 13G                      Page 6 of 12 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    WESTPORT HOLDINGS II, LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    CONNECTICUT
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY               6      SHARED VOTING POWER
          EACH
        REPORTING                              18,500
         PERSON         --------------------------------------------------------
          WITH                 7      SOLE DISPOSITIVE POWER

                                               0
                        --------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                               18,500
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        18,500
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES

                        [_]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        0.02%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                        OO
--------------------------------------------------------------------------------

CUSIP NO.  038521100                 13G                      Page 7 of 12 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    THE ANNETTE HEYMAN FOUNDATION INC.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    CONNECTICUT
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY               6      SHARED VOTING POWER
          EACH
        REPORTING                              36,000
         PERSON         --------------------------------------------------------
          WITH                 7      SOLE DISPOSITIVE POWER

                                               0
                        --------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                               36,000
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    36,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES

                    [_]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.03%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                    CO
--------------------------------------------------------------------------------

CUSIP NO.  038521100                 13G                      Page 8 of 12 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    SAMUEL J. HEYMAN
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY               6      SHARED VOTING POWER
          EACH
        REPORTING                              7,240,000
         PERSON         --------------------------------------------------------
          WITH                 7      SOLE DISPOSITIVE POWER

                                               0
                        --------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                               7,240,000
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,240,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES

                    [_]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    6.0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Aramark Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  ARAMARK Tower
                  1101 Market Street
                  Philadelphia, PA  19107

ITEM 2(a).        NAME OF PERSON FILING:

                  (i)      Heyman Investment Associates Limited Partnership
                  (ii)     Heyvestco LLC
                  (iii)    Heyman Joint Venture
                  (iv)     Westport Holdings, LLC
                  (v)      Westport Holdings II, LLC
                  (vi)     The Annette Heyman Foundation Inc.
                  (vii)    Samuel J. Heyman

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The principal business office of Heyman Investment Associates Limited Partnership, Heyvestco LLC, Heyman Joint Venture, Westport Holdings, LLC, Westport Holdings II, LLC, and The Annette Heyman Foundation Inc. is:

                  333 Post Road West
                  Westport, Connecticut 06880

                  The principal business office of Samuel J. Heyman is:

                  667 Madison Avenue - 12th Floor
                  New York, New York 10021


ITEM 2(c)         CITIZENSHIP:

                  Each of Heyman Investment Associates Limited Partnership, Heyvestco LLC, Heyman Joint Venture, Westport Holdings, LLC, Westport Holdings II, LLC, and The Annette Heyman Foundation Inc. is organized under the laws of the state of:

                  Connecticut

                  The citizenship of Samuel J. Heyman is:

                  U.S.A.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  The title of the class of securities held by each of the filing persons is:

                  Class B Common Stock, par value $0.01 per share

ITEM 2(e)         CUSIP NUMBER:

                  The CUSIP number for the shares held by each of the filing persons is:

                  Class B Common Stock: 038521100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR RULE 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [_]      Broker or dealer registered under Section 15
                                    of the Exchange Act.

                  (b)      [_]      Bank as defined in Section 3(a)(6) of the
                                    Exchange Act.

                  (c)      [_]      Insurance company as defined in Section
                                    3(a)(19) of the Exchange Act.

                  (d)      [_]      Investment company registered under Section
                                    8 of the Investment Company Act.

                  (e)      [_]      An investment adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                  (f)      [_]      An employee benefit plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)      [_]      A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)      [_]      A savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act;

                  (i)      [_]      A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                  (j)      [_]      Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).



ITEM 4.           OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:

                  The responses of the Reporting Persons to Row (9) of the cover pages of this Schedule 13G are incorporated herein by reference. As of August 3, 2006, the Reporting Persons beneficially owned, in the aggregate, 7,240,000 shares of Class B Common Stock, representing approximately 6.0% of the Class B Common Stock (based on 121,287,341 shares of Class B Common Stock outstanding as of April 28, 2006, as set forth in the Issuer's Form 10-Q filed with the SEC on May 10, 2006).

                  (b)      Percent of class:

                  The responses of the Reporting Persons to Row (11) of the cover pages of this Schedule 13G are incorporated herein by reference. As of August 3, 2006, the Reporting Persons beneficially owned, in the aggregate, 7,240,000 shares of Class B Common Stock, representing approximately 6.0% of the Class B Common Stock (based on 121,287,341 shares of Class B Common Stock outstanding as of April 28, 2006, as set forth in the Issuer's Form 10-Q filed with the SEC on May 10, 2006).

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                           (ii)     Shares power to vote or to direct the vote:
                           (iii) Sole power to dispose or to direct the disposition of:
                           (iv) Shared power to dispose or to direct the disposition of:

                  The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATION.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

 Dated: August 3, 2006

 HEYMAN INVESTMENT ASSOCIATES                 HEYVESTCO LLC
 LIMITED PARTNERSHIP


 By:  /s/ James R. Mazzeo                     By:  /s/ James R. Mazzeo
    ----------------------------                 ----------------------------
      James R. Mazzeo                              James R. Mazzeo
      Treasurer                                    Treasurer

 HEYMAN JOINT VENTURE                         WESTPORT HOLDINGS, LLC


 By:  /s/ James R. Mazzeo                     By:  /s/ James R. Mazzeo
    ----------------------------                 ----------------------------
      James R. Mazzeo                              James R. Mazzeo
      Treasurer                                    Treasurer

 WESTPORT HOLDINGS II, LLC                    THE ANNETTE HEYMAN FOUNDATION INC.


 By:  /s/ James R. Mazzeo                     By:  /s/ James R. Mazzeo
    ----------------------------                 ----------------------------
      James R. Mazzeo                              James R. Mazzeo
      Treasurer                                    Treasurer


      SAMUEL J. HEYMAN


 By:  /s/ James R. Mazzeo
    ----------------------------
      James R. Mazzeo
      Attorney-in-Fact for Samuel J. Heyman

                                  EXHIBIT INDEX

Exhibit Number             Description
--------------             -----------

99.1 Agreement of Joint Filing among the Reporting Persons, dated as of August 3, 2006.